Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

March 1, 2022

Hannon Armstrong Sustainable Infrastructure Capital Inc.

1906 Towne Centre Blvd

Suite 370

Annapolis, Maryland 21401

Ladies and Gentlemen:

We have acted as counsel to Hannon Armstrong Sustainable Infrastructure Capital Inc. (the “Company”) in connection with the registration statement on Form S-3 (File No. 333-263169), filed with the Securities and Exchange Commission (the “Commission”) on March 1, 2022, under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) (the “Registration Statement”).

We are furnishing this letter to you in connection with the offer and sale by the Company from time to time of its common stock, par value $0.01 per share (the “Shares”), having an aggregate offering price of up to $500,000,000, which is to be sold by the Company in accordance with the terms of the At Market Issuance Sales Agreement, dated May 13, 2020, as amended on February 26, 2021 and as further amended on March 1, 2022 (the “Sales Agreement”), by and among the Company, on the one hand, and B. Riley Securities, Inc. (formerly B. Riley FBR, Inc.), Barclays Capital Inc., BofA Securities, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Nomura Securities International, Inc., SMBC Nikko Securities America, Inc. and Wells Fargo Securities, LLC as Agents named therein, on the other hand (the “Agents”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that following the (i) issuance of the Shares pursuant to the terms of the Sales Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the board of directors, the Shares will be legally issued, fully paid, and nonassessable.

The opinion set forth in this letter relates only to the Maryland General Corporation Law, currently in effect, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP